UNITED STATES
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Subject Company: FTD Companies, Inc.

Commission File No.: 001-35901

On Monday September 8, 2014 FTD Companies, Inc. made the following presentation available:

FTD Companies, Inc. Investor Presentation September 2014 FTD Group, Inc.

Forward-Looking Statements and Risk Factors This presentation contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about our strategies; statements regarding potential acquisitions, including the planned acquisition of Provide Commerce; statements regarding expected synergies and benefits of the planned acquisition of Provide Commerce; expectations about future business plans, prospective performance and opportunities; statements regarding the expected timing of the completion of the planned acquisition of Provide Commerce; the anticipated benefits of our separation from United Online; future financial performance; revenues; segment metrics; operating expenses; market trends, including those in the markets in which we compete; liquidity; cash flows and uses of cash; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; our ability to repay indebtedness and invest in initiatives; our products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in FTD’s filings with the Securities and Exchange Commission (www.sec.gov), including without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Except as required by law, we undertake no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. FTD reserves all rights to our trademarks, trade names and service marks, regardless of the manner in which we refer to them in this presentation. All other trademarks, trade names and service marks appearing in this presentation are the property of their respective owners. Additional Information FTD will solicit the required approval of its stockholders in connection with the planned acquisition of Provide Commerce by means of a proxy statement, which will be mailed to stockholders upon completion of the required Securities and Exchange Commission (SEC) filing and review process. The proxy statement will contain information about FTD, Provide Commerce, the proposed transaction and related matters. FTD stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the transaction. In addition to receiving the proxy statement from FTD in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about FTD, without charge, at the SEC’s web site, www.sec.gov, or from FTD at its website, www.ftdcompanies.com, or FTD Companies, Inc., 3113 Woodcreek Drive, Downers Grove, IL 60515, Attention: Corporate Secretary. Participants in Solicitation FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD’s stockholders with respect to the proposed transaction. Information regarding any interests that FTD’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

Becky A. Sheehan Executive Vice President, Chief Financial Officer Becky Sheehan has been our Executive Vice President, Chief Financial Officer since November 2013. Ms. Sheehan joined FTD Group, Inc. in July 2006 as Executive Vice President, Chief Financial Officer. Prior to joining FTD Group, Inc., she was an Audit Partner with Deloitte and had 19 years of experience in public accounting with both Deloitte and Arthur Andersen. At Deloitte, Ms. Sheehan served as the leader of the Consumer Business and Manufacturing Audit Practice for the Chicago office. Prior to joining Deloitte, Ms. Sheehan was a partner with Arthur Andersen. She is a certified public accountant and received her Bachelor's degree in accounting from Illinois State University. Robert S. Apatoff President, Chief Executive Officer and Director Rob Apatoff is our President and Chief Executive Officer and has served as one of our directors since November 2013. Mr. Apatoff served as President of FTD Group, Inc. from November 2008 to October 2013. He also served as a member of the board of directors of FTD Group, Inc., from November 2004 to August 2008. From August 2003 to May 2008, Mr. Apatoff served as President and Chief Executive Officer of Rand McNally & Company and then as Managing Director of Patriarch Partners, LLC's consumer brands portfolio from May to October 2008, following Patriarch's acquisition of Rand McNally & Company. Prior to that, Mr. Apatoff served as Senior Vice President and Chief Marketing Officer at The Allstate Corporation, and held senior management and marketing positions at Aetna, Inc., L.A. Gear, Inc., Reebok International, Ltd., and Anheuser-Busch, Inc. Mr. Apatoff earned a Bachelor of Arts in communications from DePauw University.

I. Business Overview II. Why Invest in FTD? III. Financial Information IV. Provide Commerce Acquisition Table of Contents 3

I. Business Overview 4

About FTD Companies, Inc. FTD Companies, Inc. is a premier floral and gifting company. FTD provides floral, gift and related products and services to consumers, retail florists, and other retail locations primarily in the U.S., Canada, the U.K., and the Republic of Ireland. The business uses the highly-recognized FTD® and Interflora® brands, both supported by the iconic Mercury Man logo that is displayed in nearly 40,000 floral shops in 150 countries. FTD’s portfolio of brands also includes Flying Flowers, Flowers Direct, and Drake Algar in the U.K. The business is made up of: a domestic business-to-consumer (“B to C”) segment a domestic business-to-business (“B to B”) floral network segment an international segment with both B to C and B to B businesses International Rev: $157.1mm 25% of total Florist Rev: $158.2mm 26% of total Consumer International Florist 2013 Revenues: $627.3mm FTD Vision Statement To be the leading and most trusted floral and gifting company in the world. FTD Mission Statement To inspire, support, and delight our customers when expressing life’s most important sentiments.

Investment Highlights Premier Brands: FTD, Interflora and the Iconic Mercury Man Strong Consistent Cash Flows Innovative and Differentiated Products and Services Differentiation Through “Best-In-Class” Partner Brands Growth Opportunities – Organic and Inorganic Experienced Management Team 1

Widely-Recognized Brands in FTD, Interflora and the Iconic Mercury Man

FTD and Interflora have established premier brands that resonate with consumers and florists

FTD and Interflora actively market their domestic and international brands online, and through integrated marketing campaigns

- FTD has high brand awareness in the floral industry and among consumers
- Interflora has the highest unaided brand awareness compared to its floral industry competitors[1]
- Longstanding track record of repeat customers evidences brand loyalty
- The Mercury Man is one of the most recognized brand symbols worldwide

FTD BRAND

Flowers say it better. FTD says it best.





INTERFLORA BRAND


Interflora

Note:
1. Source: Interflora Brand Awareness. Aurora Market Research (2013)

7

Over 100 Year Company History 2004 2005 2006 2008 2010 2012 February 2004 – Leonard Green & Partners acquires FTD August 2008 – United Online, Inc. acquires FTD Group, Inc. April 2012 – Interflora British Unit acquires Gifts division of Flying Brands, comprised of the Flying Flowers, Flowers Direct and Drake Algar businesses July 2006 – FTD acquires Interflora British Unit February 2005 – FTD Group, Inc. files an IPO to be listed on NYSE under the ticker “FTD” 2013 November 2013 – United Online, Inc. completes tax-free Spin-Off to make FTD Companies, Inc. an independent, publicly-traded company listed on NASDAQ under the ticker “FTD” 2002 1999 1923 1910 1910 – FTD is founded in Rochester, NY by John A. Valentine 1923 – A British Unit of FTD is formed in response to the success of the network in America, now known as Interflora 1999 – FTD.COM files an IPO to be listed on NASDAQ under the ticker “EFTD” 2002 – FTD, Inc. completes a reverse merger with FTD.COM pursuant to which FTD, Inc. became listed on NASDAQ under the ticker "FTDI" 1994 1994 – FTD was acquired by Perry Capital Corporation from the florists and converted into a for-profit corporation January 2005 – Interflora incorporates (converts from a trade association to a commercial business) 2014 July 2014 – FTD announces the planned acquisition of Provide Commerce

Over 100 Years of Company Innovation 1979 1984 1994 2000 2003 2009 2010 2011 2012 2013 1950 1933 1914 1933 – FTD enters its first float in the Rose Parade 1983 – Merlin Olsen, NFL Hall of Famer, becomes FTD’s spokesperson 1984 – FTD launches the Pick Me Up Bouquet ® 1914 – The iconic Mercury Man logo debuted 1979 – FTD launches the Mercury Network 1994 – FTD launches FTD.COM, a direct to consumer business 2011 – FTD launches FTD College Rose collection 2003 – FTD launches the first Windows-based point of sale system to the florist network called FTD Mercury 1994 – FTD launches the first point of sale system to the florist network called Mercury Advantage 1950 – Print advertising campaigns featuring Elizabeth Taylor & Rosemary Clooney 1924 1924 – FTD Clearinghouse was created as the first non-profit international “banking” operation in commercial history 1983 2009 – FTD launches the “Good, Better, Best” upgrade path in the U.S., first in the floral industry 2010 – FTD launches exclusive Better Homes and Gardens product line 2013 – Interflora launches My Interflora Creation 2007 – FTD launches the Vera Wang Collection

Floral Industry Overview

U.S. FLORAL INDUSTRY

- $28 billion industry[1] (including flowers, plants and related goods sold at retail florists, mass marketers and other outlets)
- Approximately 15,000 retail florists[2] with $7 billion in retail sales[2]
- Supermarket / mass market sales of $7 billion[3]
- Estimated online floral sales of $4 billion[4]

U.K. FLORAL INDUSTRY

- £2 billion industry[5] (cut flowers and house plants)

MAJOR AREAS OF FLORAL PRODUCTION



- Flowers Grown
- California
- Colombia / Ecuador
- Holland
- Kenya

Notes:
1. Source: U.S. Department of Commerce / Bureau of Economic Analysis (2013)
2. Source: U.S. Department of Commerce (2011)
3. Source: Superfloral retailing website (2007)
4. Source: Forrester (2008)
5. Source: Mintel, a market research company (2008 survey)

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FTD Operates Complementary Businesses

DOMESTIC
- CONSUMER
- FLORIST

INTERNATIONAL
- CONSUMER
- FLORIST

CONSUMER BUSINESSES

- Online-oriented direct marketer of floral and gift products, with high consumer brand recognition
  - ~90% of orders placed online vs. ~10% via phone
- Products delivered by FTD or Interflora member florists or third parties in an elegant, award winning gift box
  - Benefits from low-inventory and negative working capital business model, with consumers paying for their orders in advance of delivery

FLORIST BUSINESSES

- Large florist network fulfills the majority of FTD and Interflora consumer orders
- U.S. services include:
  - Membership / use of brand
  - Order related
  - Online services
  - Publications/Advertising programs
  - Systems access and support
  - Credit card processing
  - Flowers All Hours
- U.S. products include:
  - Point of sale systems
  - Hard goods (containers, vases, among other items)
  - Fresh flowers
- U.K. services include:
  - Membership / brand licensing
  - Order related
  - Hosting websites
- U.K. products include:
  - Hard goods (containers, vases, among other items)
  - Fresh flowers
- We also offer business-to-business products and services to other companies looking for floral and gifting solutions

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Strong Operating Performance Consolidated Revenues have increased steadily with a 4% CAGR from 2010 to 2013 Consolidated Adjusted EBITDA has increased at a 5% CAGR from 2010 to 2013 Business delivers strong and consistent cash flows FTD’s steady revenue growth has produced strong operating cash flows CONSOLIDATED REVENUES ($MM) CONSOLIDATED ADJUSTED EBITDA1 & MARGIN ($MM) Notes: Adjusted EBITDA is non-GAAP. See appendix for non-GAAP to GAAP definitions and reconciliations. 78% Products Revenue 22% Services 26% International 74% Domestic Revenue 1

Consumer Segment Overview HIGHLIGHTS CONSUMER SEGMENT REVENUE ($MM) Direct marketer of floral and non-floral gift products Consumer segment primarily operates through FTD.COM in the U.S. and Canada Minimal inventory requirements Orders filled by member florists / third-party vendors Negative working capital model enhances cash flows Paid by consumers before payment is required to be made to member florists / third-party vendors CONSUMER ORDER VOLUME & AOV1 (orders in 000s) CONSUMER SEGMENT OPERATING INCOME ($MM) 3% CAGR Note: 1. Average Order Value (“AOV”) represents average amount received for consumer orders delivered during a period; Consumer orders represent orders delivered during the period.

Florist Segment Overview HIGHLIGHTS Member florists include traditional retail florists and other non florist retail locations primarily in the U.S. and Canada Long-standing relationships with member florists Significant revenues from recurring services related to orders, membership and other services Leverages significant order flow from FTD’s consumer segment Business-to-business products and services offered to other companies looking for floral and gifting solutions Minimal inventory required AVERAGE REVENUES PER MEMBER FLORIST SEGMENT OPERATING INCOME ($MM) FLORIST SEGMENT REVENUE ($MM) 7% CAGR 4% CAGR

International Segment Overview

HIGHLIGHTS

- Interflora operates primarily in the U.K. and the Republic of Ireland
- Interflora operates businesses in the business-to-consumer market and the business-to-business market including retail florists and other companies looking for floral and gifting solutions
- Minimal inventory requirements, as orders are filled by member florists and third-party vendors
- Strong and long-standing brand recognition since its establishment in 1923, with highest consumer awareness in the U.K. for flower delivery[1]

INTERNATIONAL SEGMENT REVENUE ($MM)



$150.9
$157.1
$161.4
5% CAGR²
2011
2012
2013

CONSUMER ORDER VOLUME & AOV (orders in 000s)



2,700
2,500
2,300
2,100
1,900
1,700
1,500
2,295
2,535
2,662
$53.48
$50.67
$50.44
Flying Flowers & Flowers Direct, which were acquired on April 30, 2012, carry lower AOVs
$60.00
$57.50
$55.00
$52.50
$50.00
$47.50
$45.00
2011
2012
2013
Orders
AOV-constant currency ³

INTERNATIONAL SEGMENT OPERATING INCOME ($MM)



$25.0
$20.0
$15.0
$10.0
$5.0
$-
$18.9
$18.3
$18.4
12.5%
11.6%
11.4%
20.0%
16.0%
12.0%
8.0%
4.0%
0.0%
2011
2012
2013
Segment Operating Income
Segment Operating Income Margin

Note:
1. Source: Aurora Market Research (2013)
2. 5% CAGR excluding the impact of fluctuations in fx rates. Including changes in fx rates, the CAGR was 3%.
3. For comparative purposes, average order value converted at a constant 1.55 GBP:USD exchange rate for each period.

15

II. Why Invest in FTD? 16

Investment Highlights Premier Brands: FTD, Interflora and the Iconic Mercury Man Strong Consistent Cash Flows Innovative and Differentiated Products and Services Differentiation Through “Best-In-Class” Partner Brands Growth Opportunities – Organic and Inorganic Experienced Management Team 1

Premier Brands: FTD, Interflora, and the Iconic Mercury Man FTD and Interflora both are among the leading and most trusted floral and gifting brands in the world FTD and Interflora have high unaided brand awareness with consumers The iconic Mercury Man logo, one of the most recognized global floral symbols worldwide, is in nearly 40,000 floral shops in 150 countries Extensive network of member florists and customers in the U.S., Canada, the U.K., and the Republic of Ireland FTD, a true American iconic brand with over a 100 year history, and Interflora, an iconic brand with a 90 year history in the U.K.

Strong Consistent Cash Flows Driven by Business Model Business Model The majority of florist segment revenues is related to services Florist Segment Revenues Are Largely Recurring Consumers pay FTD before FTD is required to pay its floral network members or third parties for fulfillment Negative Working Capital Limited capital expenditures required to support the business Limited Capex Requirements Floral network members and third-party vendors fulfill consumer floral and gift orders Limited Inventory

Exclusive partnership Created in collaboration with FTD and Better Homes & Gardens designers Innovative and Differentiated Products and Services Exclusive partnerships Created in collaboration with FTD and designers at Vera Wang and Better Homes and Gardens

LUXURY Created a luxury category Caters to untapped floral market for special luxury arrangements/higher AOVs FTD’s continued product innovations advance its competitive positioning with both consumers and florists Innovative and Differentiated Products and Services (continued)

FTD revolutionized merchandising in the floral industry with its “Good, Better, Best, Exquisite” upsell marketing strategy Innovative and Differentiated Products and Services (continued)

Gift stores-within-a-store to provide broad assortment of gift verticals and capture consumer demand with floral or stand alone gift purchase Innovative and Differentiated Products and Services – Gift Store Tabs

Innovative and Differentiated Products and Services (continued) FTD’s continued product innovations advance its competitive positioning with both consumers and florists Recently Launched Product Lines

Differentiation Through “Best-In-Class” Partner Brands Trademarks are registered and unregistered trademarks of their respective owners.

Differentiation Through “Best-In-Class” Partnerships (continued) Sympathy Airlines Corporate B to B Supermarkets Trademarks are registered and unregistered trademarks of their respective owners.

III. Financial Information

Six Month Results U.S. consumer order volume declined 6.2% to 2.5 million, AOV grew 2.5% to $68.27 Florist Segment average revenues per member grew 3.4% to $6,582 for YTD 2014 U.K. consumer order volume grew 2.8% to 1.5 million, AOV was $55.55 (1.0% growth in local currency) CONSOLIDATED ADJUSTED EBITDA1 & MARGIN ($MM) FREE CASH FLOW ($MM)2 CONSOLIDATED REVENUES ($MM) Notes: Adjusted EBITDA is non-GAAP. See appendix for non-GAAP to GAAP definitions and reconciliations. Free Cash Flow is non-GAAP. See appendix for non-GAAP to GAAP definitions and reconciliations.

Annual Historical Financial Results Consolidated Revenues have increased steadily with a 4% CAGR from 2010 to 2013 Consolidated Adjusted EBITDA has increased at a 5% CAGR from 2010 to 2013 Business delivers strong and consistent cash flows FTD’s steady revenue growth has produced strong operating cash flows CONSOLIDATED REVENUES ($MM) CONSOLIDATED ADJUSTED EBITDA1 & MARGIN ($MM) Notes: Adjusted EBITDA is non-GAAP. See appendix for non-GAAP to GAAP definitions and reconciliations. 78% Products Revenue 22% Services 26% International 74% Domestic Revenue 1

Cash Flow Summary Strong Free Cash Flow Limited capital expenditures required to support business FTD’s consumer businesses operate with negative working capital as consumers generally pay FTD before FTD is required to pay floral network members or fulfillment partners CAPITAL EXPENDITURES ($MM) NEGATIVE WORKING CAPITAL ($MM) 2 FREE CASH FLOW ($MM) 1 Notes: Free Cash Flow is non-GAAP. See appendix for non-GAAP to GAAP definitions and reconciliations. Working capital is non-GAAP and is defined as current assets, excluding cash and cash equivalents, less current liabilities, excluding the current portion of long-term debt, intercompany payable to United Online, Inc. and current income taxes payable. See appendix for non-GAAP to GAAP reconciliations. At December 31, 2012 the Company had $1.2 million of property and equipment that was not yet paid for and was included in accounts payable and other liabilities in the consolidated balance sheet. 2013 includes $1.2 million of payments for capital expenditures that were accrued at the end of 2012 and $2.3 million of capital expenditures required for the spin-off. 3 4 Spin-related Accrued at 12/31/12 $10.8

Net Debt and Capitalization NET DEBT ($MM)1 Note: Net debt is non-GAAP and is defined as total debt, net of discounts, less cash and cash equivalents. See appendix for non-GAAP to GAAP reconciliations. Based on the closing price of FTD on 9/4/14 of $33.14 and 18.9 million shares outstanding as of 8/1/14. $350 million 5 year revolving credit facility $220 million drawn at 6/30/14 2% interest rate as of 6/30/14 18.9 million shares outstanding at 8/1/14 ENTERPRISE VALUE ($MM) $350MM Revolving Credit Facility due 7/18 (L+175 bps) $220.0 Cash and Cash Equivalents (63.5) Net Debt at 6/30/14 $156.5 Equity Value/Market Capitalization at 9/4/142 $628.0 Total Enterprise Value $784.5 SHARE REPURCHASE PROGRAM $50 million share repurchase program announced in March 2014 Two year period

Historical Operating Margins SALES AND MARKETING GENERAL AND ADMINISTRATIVE TOTAL COST OF REVENUES Consistent operating costs and margins as a percentage of total revenues, across all categories. 1 Note: 2013 general and administrative costs include $13.4 million of Transaction Related Costs. Adjusted EBITDA is non-GAAP. See appendix for non-GAAP to GAAP definitions and reconciliations. ADJUSTED EBITDA2

IV. Provide Commerce Acquisition

Transaction Summary Overview Acquisition of Provide Commerce from Liberty Interactive Corporation Provide Commerce’s businesses include ProFlowers, Personal Creations, and Shari’s Berries Enhances FTD’s position as one of the world’s leading and most trusted floral and gifting companies Valuation Transaction value of $430 million consisting of a combination of cash and stock Represents 7.5x Provide Commerce’s last twelve months (“LTM”) ended 03/31/14 unaudited Adjusted EBITDA(1), including $25 million of annual synergies Financial Benefits Transaction will create a combined company with annual revenue in excess of $1 billion Accretive to FTD’s cash earnings per share(2) in 2015, excluding the impact of synergies and one time costs Pro forma unaudited LTM 03/31/14 net leverage(3) of less than 3x, excluding synergies Financing Transaction will be financed with a combination of committed debt financing and equity Committed debt financing consists of a new $130 million Term Loan facility Equity of 10.2 million common shares valued at $30.24 per share (based on volume weighted average price for the 10 trading days ended July 28, 2014) Liberty Interactive will own approximately 35% of FTD outstanding common shares post-transaction Management FTD’s management team will remain in place Board will expand from 7 to 11 directors, with Liberty selecting the 4 new directors for appointment to the Board Timing Transaction targeted to close by the end of 2014, subject to regulatory and stockholder approvals and other customary conditions Based on Provide Commerce’s unaudited financial information for LTM 03/31/14. Such Adjusted EBITDA is calculated in a manner consistent with FTD’s Adjusted EBITDA metric and is further adjusted to reflect the exclusion of the one-time $7.6 million storm-related impact of Winter Storm Pax on Provide Commerce in Q1 2014. See definition of Adjusted EBITDA later in this presentation. Cash earnings per share is non-GAAP. See appendix for definition. Net leverage is calculated in accordance with FTD’s 2013 Credit Agreement (total outstanding indebtedness, less cash (maximum of $15 million), divided by Adjusted EBITDA).

Overview of Provide Commerce Provide Commerce operates an e-commerce marketplace of websites that offers high-quality perishable products directly to consumers Provide Commerce maintains a customer service center located at its corporate headquarters in San Diego, CA Over 860 full-time employees in 14 locations across the U.S. Founded in 1998, Provide Commerce was formerly known as Proflowers, Inc. and changed its name in September 2003 Attractive product mix with diversified revenue streams(1) 2013 Revenue; Source: Provide Commerce Provide Commerce has a collection of highly recognizable consumer gifting e-commerce brands PROVIDE COMMERCE OVERVIEW DIVERSIFIED PRODUCT MIX

Key Combination Benefits Enhances FTD’s Position as One of the World’s Leading and Most Trusted Floral and Gifting Companies Premium, Multi-Branded, and Highly Recognizable Portfolio of Assets Deepens Floral and Gifting Product Offerings Offers Enhanced Shopping Experience – Greater Convenience and Choice – to Broader Customer Base Strengthens Floral Network Financially Attractive Transaction with Significant Cost Synergies to Drive Stockholder Value Addition of Liberty as a Significant, Committed Stockholder for Long-Term Success and Growth 1

Enhanced Position as Leading and Most Trusted Floral and Gifting Company

Appendix

Economics of an FTD Order (originating in the U.S.) CUSTOMER ORDER FTD.COM Telephone Florist to Florist Order Gatherer FTD CLEARINGHOUSE END CUSTOMER FTD DIRECT SHIP Third-party vendors Specialty plants Gift baskets FTD MEMBER FLORIST 80 / 20 Split (Sender 20% / Filler 80%) 7% Clearinghouse Fee Transmission Fee per Order

Reconciliations Calculation of Net Debt Revenue Reconciliation 12/31/10 12/31/11 12/31/12 12/31/13 6/30/14 Total debt, net of discounts 258,084 $ 261,124 $ 244,000 $ 220,000 $ 220,000 $ Cash and cash equivalents (31,875) (47,058) (67,347) (48,162) (63,495) Net debt 226,209 $ 214,066 $ 176,653 $ 171,838 $ 156,505 $ 2011 2012 2013 Consumer segment $ 302,477 $ 317,003 $ 321,724 Florist segment 151,856 158,180 163,145 International segment 150,935 157,081 161,389 Intersegment eliminations (18,019) (18,750) (18,915) Consolidated revenues $ 587,249 $ 613,514 $ 627,343

Reconciliations (continued)

	2011	2012	2013	6/30/13 YTD	6/30/14 YTD
Segment Operating Income[1]:					
Consumer	$ 33,267	$ 35,245	$ 35,151	$ 21,901	$ 18,678
Florist	41,442	44,425	47,078	25,910	25,246
International	18,925	18,289	18,369	10,052	11,567
Unallocated expenses	(18,395)	(18,412)	(35,076)	(11,477)	(14,838)
Depreciation and amortization	(34,022)	(35,358)	(31,856)	(17,228)	(14,029)
Operating income	41,217	44,189	33,666	29,158	26,624
Interest expense, net	(21,644)	(12,812)	(11,224)	(6,040)	(2,481)
Other income, net	1,740	627	332	240	472
Provision for income taxes	(5,592)	(10,830)	(10,272)	(8,583)	(10,286)
Net income, as reported (GAAP basis)	**$ 15,721**	**$ 21,174**	**$ 12,502**	**$ 14,775**	**$ 14,329**

	2010	2011	2012	2013	6/30/13 YTD	6/30/14 YTD
Net income, as reported (GAAP basis)	**$ 6,607**	**$ 15,721**	**$ 21,174**	**$ 12,502**	**$ 14,775**	**$ 14,329**
Interest expense, net	22,536	21,644	12,812	11,224	6,040	2,481
Provision for income taxes	3,396	5,592	10,830	10,272	8,583	10,286
Depreciation and amortization	33,802	34,022	35,358	31,856	17,228	14,029
Stock-based compensation	5,777	5,074	5,113	4,837	2,301	3,563
Transaction-related costs	-	-	593	13,430	1,373	1,749
Litigation and dispute settlement charges (gains)	400	75	(193)	1,381	578	1,022
Restructuring and other exit costs	1,574	876	-	166	-	287
Adjusted EBITDA[2]	**$ 74,092**	**$ 83,004**	**$ 85,687**	**$ 85,668**	**$ 50,878**	**$ 47,746**

Note:
1. For the definition of Segment Operating Income, please see following definitions.
2. For the definition of Adjusted EBITDA, please see following non-GAAP definitions.

41

Reconciliations (continued)

Net Cash Provided by Operating Activities to Free Cash Flow[1] Reconciliation

	2010	2011	2012	2013	6/30/13 YTD	6/30/14 YTD
Net cash provided by operating activities	$ 56,220	$ 43,688	$ 66,955	$ 34,203	$ 15,036	$ 19,234
Capital expenditures	$ (9,588)	$ (8,064)	$ (6,507)	$ (10,830)	$ (4,191)	$ (3,139)
Cash paid for restructuring and other exit costs	$ -	$ -	$ 551	$ 13,254	$ -	$ 362
Cash paid for Transaction Related Costs	$ -	$ -	$ (118)	$ 606	$ 45	$ 176
Cash paid for litigation or dispute settlement charges (gains)	$ 1,293	$ 765	$ 472	$ -	$ 153	$ 35
Change in Intercompany with United Online, Inc.	$ (11,695)	$ 12,428	$ (66)	$ 1,653	$ (2,214)	$ -
Change in current income taxes payable	$ 4,835	$ (500)	$ (7,238)	$ 7,440	$ 590	$ (4,069)
Free Cash Flow[1]	**$ 41,065**	**$ 48,317**	**$ 54,049**	**$ 46,326**	**$ 9,419**	**$ 12,599**

Calculation of Working Capital[2]

	12/31/10	12/31/11	12/31/12	12/31/13
Current assets	$ 74,530	$ 91,190	$ 112,865	$ 95,363
Exclude: cash and cash equivalents	(31,875)	(47,058)	(67,347)	(48,162)
Net current assets	42,655	44,132	45,518	47,201
Current liabilities	89,108	79,426	107,593	86,133
Exclude: current portion of long-term debt	-	(2,650)	(10,856)	-
Exclude: Intercompany payable to United Online, Inc.	(14,015)	(1,587)	(1,653)	-
Exclude: current income taxes payable	(1,449)	(1,735)	(9,033)	(1,674)
Net current liabilities	73,644	73,454	86,051	84,459
Working capital	$ (30,989)	$ (29,322)	$ (40,533)	$ (37,258)

Note:
1. For the definition of Free Cash Flow, please see following non-GAAP definitions.
2. Working capital is non-GAAP and is defined as current assets, excluding cash and cash equivalents, less current liabilities, excluding the current portion of long-term debt, payable to United Online, Inc. and current income taxes payable.

42

Definitions Segment operating income. The Company’s chief operating decision maker uses segment operating income to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges or gains, transaction-related costs, and restructuring and other exit costs. Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income. Please refer to the appendix for a reconciliation of segment operating income to net income (loss). Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com website, associated mobile sites, and the 1-800-SEND-FTD telephone number; and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk and www.interflora.ie websites, associated mobile sites, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number. Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Consumer and International segments is tracked in their local currency, the U.S. Dollar for the Consumer segment and the British Pound (“GBP”) for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members). Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues earned from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

Non-GAAP Definitions Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income before net interest expense, provision (benefit) for income tax expense, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and impairment of goodwill, intangible assets and long-lived assets. Litigation and dispute settlement charges or gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments. Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees. A portion of these costs relating to the spin-off have been incurred by and allocated to the Company by United Online, Inc. The Company’s definition of Adjusted EBITDA may be modified from time to time. Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization, and stock-based compensation) and (ii) expenses that are not reflective of the Company’s core operations, this measure provides investors with additional useful information to measure the Company’s financial performance, particularly with respect to changes in performance from period to period. Management uses Adjusted EBITDA to measure the Company’s performance. Adjusted EBITDA is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and others, which are defined in the senior secured credit facility. The Company will use this measure as a basis in determining certain compensation incentives for certain members of the Company’s management. Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable. An additional limitation associated with the use of this measure is that the term “Adjusted EBITDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net income, directly ahead of Adjusted EBITDA within this and other financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net income is provided in the accompanying tables. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future. Free Cash Flow. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid for litigation and dispute settlement charges or gains, cash paid for restructuring and other exit costs, adjusted to exclude the change in intercompany payable to United Online, Inc. and the change in current income taxes payable. Adjusted Net Income. The Company defines Adjusted Net Income as net income excluding the after tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and loss on extinguishment of debt. Cash Earnings per Share. FTD defines cash earnings per share as net income adjusted to exclude the after-tax impact of stock-based compensation, depreciation, amortization, transaction-related and integration costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and loss on extinguishment of debt divided by shares outstanding.